UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2008

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers; Compensatory Arrangements for Certain Officers.

On July 21, 2008, Mr. William C. Denninger and the Company entered into an agreement regarding Mr. Denninger’s retirement (“Retirement”) from his position as Senior Vice President, Finance and Chief Financial Officer of the Company (the “Agreement”). In connection with the Agreement Mr. Denninger also signed a release of claims and a covenant agreement in which Mr. Denninger made commitments regarding confidentiality, non-competition, non-solicitation, non-disparagement and cooperation with the Company. Pursuant to the Agreement, Mr. Denninger will: continue as an employee of the Company and will be paid his salary at the same rate as paid prior to his Retirement plus a consulting fee of $35,000 per month through August 31, 2008; be paid for ten days of accrued and unused vacation at his salary rate prior to this Retirement; continue to participate through August 31, 2008 in the Company employee welfare benefit plans, the Senior Executive Enhanced Life Insurance Program (“SEELIP”) and the Company pension plan; be entitled to payments under the Company’s Supplemental Senior Officer Retirement Plan (“SSORP”); and continue to participate in the fringe benefit plans of the Company that he was eligible to participate in immediately prior to his Retirement, including company car, cell phone, club membership, executive physical and financial planning.

The Agreement provides that if Mr. Denninger signs an additional release on or after September 1, 2008 and prior to September 22, 2008, he will continue to be paid an amount equal to his salary immediately prior to his Retirement plus a consulting fee of $35,000 per month during the period from September 1, 2008 through May 31, 2009, receive payments under SSORP, and continue to participate in certain of the welfare benefit plans of the Company and in SEELIP through May 31, 2009, and the transfer-restricted shares of the Performance-Accelerated Restricted Stock Units specified in the Agreement will become transferable.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

10.1	Letter agreement between the Company and Mr. William C. Denninger, dated May 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2008	BARNES GROUP INC.
(Registrant)

	By:	/s/ Signe S. Gates
Signe S. Gates Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description
10.1	Letter agreement between the Company and Mr. William C. Denninger, dated May 30, 2008.